Exhibit 99.2

TOURMALINE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations and the unaudited interim condensed financial statements and related notes should be read in conjunction with (i) the unaudited interim financial statements of Tourmaline Sub, Inc. (formerly Tourmaline Bio, Inc.) (“Legacy Tourmaline”) as of and for the periods ended September 30, 2023 and 2022, together with related notes thereto, filed as Exhibit 99.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2023 and (ii) Legacy Tourmaline’s audited financial statements and the related notes for the year ended December 31, 2022 and the period from September 17, 2021 (inception) to December 31, 2021 included in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC on September 15, 2023. References to “we”, “our” and “the Company” refers to Legacy Tourmaline for periods prior to the closing of the Merger (as defined below), and to Tourmaline Bio, Inc. (formerly Talaris Therapeutics, Inc.) for all other periods, as the context requires.

This discussion and analysis contain forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements regarding our intentions, plans, objectives and expectations for our business. Our actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” in Part II, Item 1A of the Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed with the SEC on November 14, 2023. Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report of which this exhibits forms a part, including Exhibit 99.1 thereto, unless defined below.

Overview

We are a late-stage clinical biotechnology company developing transformative medicines to dramatically improve the lives of patients with life-altering immune and inflammatory diseases. In doing so, we seek to identify and develop medicines that have the potential to establish new standards-of-care in areas of high unmet medical need.

Our initial product candidate is TOUR006, a fully human monoclonal antibody that selectively binds to interleukin-6 (“IL-6”), a key proinflammatory cytokine involved in the pathogenesis of many autoimmune and inflammatory disorders. The anti-IL-6 and anti-IL-6 receptor (“IL-6R”) antibody class (“IL-6 class”) has over two decades of clinical and commercial experience treating over a million patients with a variety of autoimmune and inflammatory diseases. To date, four anti-IL-6 or anti-IL-6R antibodies have been approved in the United States. These four anti-IL-6 or anti-IL-6R antibodies together generated more than $3.5 billion in global sales in 2022.

TOUR006 is a long-acting anti-IL-6 antibody which we believe has best-in-class properties including a high binding affinity to IL-6, long half-life, and low observed immunogenicity. These characteristics may allow TOUR006 to achieve substantial IL-6 pathway suppression with relatively low amounts of drug exposure, potentially enabling delivery in a convenient, low volume, infrequently administered, subcutaneous injection.

We are pursuing two strategic paths for TOUR006. First is our “FcRn+” strategy. Neonatal Fc receptor (“FcRn”) inhibitors have emerged as a novel therapeutic class to treat autoantibody-driven diseases. However, FcRn inhibitors have significant limitations including suboptimal efficacy, lack of durable efficacy, high burden dosing profile, and an unknown long-term safety profile. We believe TOUR006 has the potential to be a superior therapy for a wide range of autoantibody-driven diseases compared to FcRn inhibitors. We have identified thyroid eye disease (“TED”) as our beachhead indication for our FcRn+ strategy. TED is an autoimmune disease characterized by autoantibody-mediated activation of the tissues surrounding the eye, causing inflammation and disfigurement which can be sight-threatening in severe cases. We have identified a substantial body of published clinical observations characterizing the beneficial off-label use of IL-6 pathway inhibitors, namely Actemra® (tocilizumab), an anti-IL-6R monoclonal antibody, in reducing inflammation, eye-bulging, and levels of autoantibodies in patients with TED. However, there has not previously been a formal, industry-sponsored development effort to study the IL-6 class for the treatment of TED. We are currently evaluating TOUR006 in our pivotal Phase 2b spiriTED trial in first-line TED. We initiated the spiriTED trial in September 2023 and expect to have topline data in the first half of 2025. Further, we expect to commence a pivotal Phase 3 trial of TOUR006 in first-line TED in 2024 with topline data expected in 2026.

Our second strategic path is cardiovascular inflammation. We believe TOUR006 has the potential to transform the care of high-risk patients by targeting key inflammatory pathways driving cardiovascular disease. Atherosclerotic cardiovascular disease (“ASCVD”) is a leading cause of death globally. Preventing major adverse cardiovascular events (“MACE”), such as death, nonfatal myocardial infarction or nonfatal stroke, has the potential to significantly reduce global disease burden. IL-6 has been identified as a promising drug target for addressing the risk of MACE in ASCVD and multiple external Phase 3 cardiovascular outcome trials investigating IL-6 blockade are ongoing. We believe that TOUR006 potentially offers a meaningfully enhanced product profile to these competitor programs with a potential for subcutaneous dosing once every three months. As previously announced in January 2024, we have reached alignment with the FDA on the ASCVD clinical development program, including a Phase 2 trial evaluating the reduction of C-reactive protein ((“CRP),”), a validated biomarker for inflammation, with quarterly dosing of TOUR006 in patients with elevated cardiovascular risk. This trial is targeted to commence in the first half of 2024, with topline data expected in the first half of 2025. Pending success, the results from the Phase 2 trial are expected to position us to be ready in 2025 to commence a pivotal Phase 3 trial in cardiovascular disease.

We also plan to identify additional indication opportunities for TOUR006. In addition, we continue to evaluate new in-licensing and acquisition opportunities for assets that we believe have standard-of-care changing potential for patients with immune and inflammatory diseases.

Since our inception, we have funded our operations primarily with outside capital, including proceeds from the sale of Series A convertible preferred stock and a pre-closing financing, as discussed below, having raised aggregate gross proceeds of approximately $187.2 million as of the date hereof. However, we have incurred significant recurring losses, including net losses of $29.2 million, $19.7 million and $0.2 million for the nine months ended September 30, 2023, the year ended December 31, 2022 and the period from September 17, 2021 (inception) through December 31, 2021, respectively. In addition, we had an accumulated deficit of $49.1 million as of September 30, 2023.

Recent Developments

Merger with Talaris and Pre-Merger Financing Transaction

On June 22, 2023, Legacy Tourmaline entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Talaris Therapeutics, Inc. (“Talaris”) and Terrain Merger Sub, Inc., a direct, wholly owned subsidiary of Talaris (“Merger Sub”). On October 19, 2023, we completed the merger with Talaris in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, Merger Sub merged with and into Legacy Tourmaline, with Legacy Tourmaline surviving as a wholly-owned subsidiary of Talaris (such transaction, the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Immediately prior to the effective time of the Merger, Talaris effected a 1-for-10 reverse stock split of its common stock (the “Reverse Stock Split”). References to share amounts in the following paragraphs reflect the Reverse Stock Split.

Pursuant to the terms of the Merger Agreement, immediately prior to the effective time of the Merger, each share of Legacy Tourmaline’s Series A convertible preferred stock was converted into a share of Legacy Tourmaline common stock. At the effective time of the Merger, Talaris issued an aggregate of approximately 15,877,090 shares of common stock to Legacy Tourmaline’s stockholders, based on an exchange ratio of 0.07977 shares of common stock for each share of Legacy Tourmaline’s capital stock, including those shares of Legacy Tourmaline’s common stock issued upon the conversion of the Series A convertible preferred stock and those shares of Legacy Tourmaline’s common stock issued in the Pre-Merger Financing Transaction (as described below), resulting in approximately 20,336,741 shares of common stock of the combined company being issued and outstanding immediately following the effective time of the Merger. In connection with the Merger, the Amended and Restated Investor Rights Agreement, dated May 2, 2023, between Tourmaline and certain of its stockholders (the “Tourmaline IRA”) and the Amended and Restated Investors’ Rights Agreement, dated September 22, 2020, between Talaris and certain of its stockholders (the “Talaris IRA”), were terminated.

Immediately prior to the completion of the Merger, pursuant to a securities purchase agreement, Legacy Tourmaline issued 4,092,035 shares (as effected by the exchange ratio described above) of Legacy Tourmaline’s common stock for gross proceeds of $75.0 million in a private placement (the “Pre-Merger Financing Transaction”).

In connection with the completion of the Merger, Talaris changed its name from “Talaris Therapeutics, Inc.” to “Tourmaline Bio, Inc.,” Legacy Tourmaline changed its name to “Tourmaline Sub, Inc.,” and we began conducting the business conducted by Legacy Tourmaline.

Series A Convertible Preferred Stock Financing Extension

On May 2, 2023, we entered into a Series A Preferred Stock Purchase Agreement (the “Series A Extension”) with various entities and individuals for the purchase of additional shares of Series A convertible preferred stock. On May 2, 2023, we authorized the issuance and sale of 92,200,000 shares of our Series A convertible preferred stock, for total proceeds of $92.2 million. In addition, we issued 8,823,529 additional shares of our Series A convertible preferred stock to Pfizer Inc. (“Pfizer”) pursuant to the anti-dilution provisions of the Pfizer License Agreement. See “—Recent Developments—Pfizer License Agreement” included below for further details on this arrangement.

License Agreements

Pfizer License Agreement

On May 3, 2022, we entered into the Pfizer License Agreement with Pfizer, pursuant to which we obtained an exclusive, sublicensable, royalty-bearing, worldwide right to use and license under certain know-how for the development, commercialization and manufacture of the licensed compound, for the treatment, diagnosis, or prevention of any and all diseases, disorders, illnesses and conditions in humans and animals. In consideration for the license and other rights we received under the Pfizer License Agreement, we paid Pfizer an upfront payment of $5.0 million of cash and granted Pfizer 7,125,000 Series A preferred units of Tourmaline Bio, LLC (predecessor of Legacy Tourmaline), which subsequently converted to 7,125,000 shares of our Series A preferred stock at $1.00 per share for aggregate consideration of approximately $7.1 million to us, with such shares representing 15% of all of our capital stock on a fully diluted basis at the time of issuance.

As additional consideration for the license, we are obligated to pay Pfizer up to $128.0 million upon the achievement of specific development and regulatory milestones. We are also obligated to pay Pfizer up to $525.0 million upon the first achievement of specific sales milestones. We are obligated to pay Pfizer a marginal royalty rate in the low double digits (less than 15%), subject to specified royalty reductions. The royalty term, on a Product-by-Product and country-by-country basis,  begins on the first commercial sale of such Product and expires upon the later of twelve years following the date of the first commercial sale or the expiration of regulatory exclusivity protecting such Product. In the event we complete a Significant Transaction (as defined in the Pfizer License Agreement), we will be obligated to pay Pfizer a one-time payment in the low-eight digits (up to $20.0 million); the amount of such payment is based on the timing of the transaction.

The Pfizer License Agreement originally contained an anti-dilution provision that allowed Pfizer to maintain a 15% interest in us on a fully-diluted basis unless and until certain thresholds are met, whereupon the anti-dilution provision would no longer apply. Upon consummation of the Series A Extension on May 4, 2023, we issued 8,823,529 shares of our Series A convertible preferred stock to Pfizer pursuant to this anti-dilution provision. Subsequent to the issuance of these additional shares of Series A convertible preferred stock, the anti-dilution provision is no longer in force and effect.

The Pfizer License Agreement expires, unless earlier terminated, upon the last to expire royalty term, and at such time our license will become fully paid-up, irrevocable and perpetual. Each party has the right to terminate the Pfizer License Agreement in its entirety in the event of a material breach if the breaching party fails to cure such breach within a specified cure period after written notice. Pfizer may terminate the Pfizer License Agreement on a Product-by-Product and country-by-country basis if we have materially breached our diligence obligations. Each party has the right to terminate the Pfizer License Agreement in the event of a bankruptcy event. We have the right to terminate the Pfizer License Agreement at our convenience in its entirety or on a country-by-country basis (except with respect to the major market countries identified therein) upon a specified notice period based on the time of the termination.

As of September 30, 2023, we do not owe any amounts under the Pfizer License Agreement and no royalties or milestone payments have been paid to date under the Pfizer License Agreement.

Lonza License Agreement

In May 2022, we entered into the Lonza License Agreement with Lonza Sales AG (“Lonza”), pursuant to which we obtained a worldwide, non-exclusive, sublicensable (subject to certain conditions) license under certain know-how to market, sell, offer for sale, distribute, import and export products containing TOUR006 (“Product”). We also obtained a non-exclusive, sublicensable (subject to certain conditions) license under certain licensed know-how to use, develop, and manufacture (including have manufactured in accordance with the terms of the Lonza License Agreement) the Product at premises approved by Lonza.

In consideration for the licenses and other rights we received under the Lonza License Agreement, we are obligated to pay Lonza a royalty in the low-single digits on the Net Sales (as defined in the Lonza License Agreement) of Product, and the royalty rate shall be based on the entity manufacturing the drug substance contained in the Product. Royalties are payable on a Product-by-Product basis and a country-by-country basis for ten years following the first commercial sale of a Product in a certain country. In addition, we may owe Lonza a low six figure annual fee following the occurrence of a specified event depending on which entity manufactures the drug substance, all as specified in the Lonza License Agreement.

The Lonza License Agreement shall continue in full force and effect unless terminated in accordance with the terms of the Lonza License Agreement. Each party shall have the right to terminate the Lonza License Agreement in its entirety in the event of a breach by the other party if the breach is irremediable or the breaching party fails to cure such breach within a specified cure period after written notice. Each party shall have the right to terminate the Lonza License Agreement in the event of a bankruptcy event of the other party. We shall have the right to terminate the Lonza License Agreement at its convenience upon a specified notice period. Lonza shall have the right to terminate the Lonza License Agreement in the event of a change of control of our company or we contest the secret or substantial nature of the licensed know-how.

As of September 30, 2023, no royalty payments or other fees have been paid under the Lonza License Agreement.

Macroeconomic Considerations

Worldwide economic conditions remain uncertain and we continue to monitor the impact of macroeconomic conditions, including those related to COVID-19, global geopolitical conflicts such as the war in Ukraine and hostilities in the Middle East and rising inflation rates. The effect of macroeconomic conditions may not be fully reflected in our results of operations until future periods. If, however, economic uncertainty increases or the global economy worsens, our business, financial condition and results of operations may be harmed.

Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience increases in the near future on our operating costs, including our labor costs and research and development costs, due to supply chain constraints, consequences associated with COVID-19, global geopolitical conflicts, and employee availability and wage increases, which may result in additional stress on our working capital resources.

Components of Results of Operations

Revenue

We have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products in the near future, if at all. If our development efforts are successful and result in commercialization of TOUR006 or any future product candidates or if we enter into collaboration or license agreements with third parties, we may generate revenue in the future from product sales, payments from such collaboration or license agreements or a combination thereof.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of consulting fees for medical and manufacturing advisory services related to our clinical trials, costs related to manufacturing material for preclinical studies and other costs incurred for the development of our product candidates. Research and development expenses include:

•	personnel-related costs, including salaries, bonuses, related benefits and stock-based compensation expenses for employees engaged in research and development functions;

•

payments to third parties in connection with the research and development of TOUR006 and any future product candidates, including agreements with third parties such as contract research organizations (“CROs”), clinical trial sites and consultants;

•	the cost of manufacturing products for use in our clinical and preclinical studies, including payments to contract development and manufacturing organizations (“CDMOs”) and consultants; and

•

payments to third parties in connection with the preclinical development of TOUR006 and any future product candidates, including for outsourced professional scientific development services, consulting research and collaborative research.

Research and development expenses also include the cost of in-process research and development (“IPR&D”) assets purchased in asset acquisition transactions. IPR&D assets are expensed as incurred if the asset has not yet received regulatory approval and does not have an alternative future use. Acquired IPR&D payments are immediately expensed in the period in which they are incurred and include upfront payments and shares of capital stock, as well as milestone and royalty payments. Research and development costs incurred after the acquisition are expensed as incurred. Research and development expenses also include the remeasurement of research and development license consideration liabilities related to milestone and royalty payments.

We recognize research and development expenses in the periods in which they are incurred. Our internal resources, employees and infrastructure are not directly tied to any one research or drug discovery program and are typically deployed across multiple programs. External expenses are recognized based on an evaluation of the progress to completion of specific tasks using information provided to us by our service providers or our estimate of the level of service that has been performed at each reporting date. We utilize CROs for research and development activities and CDMOs for manufacturing activities and we do not have our own laboratory or manufacturing facilities. Therefore, we have no material facilities expenses attributed to research and development.

Product candidates in later stages of development generally have higher development costs than those in earlier stages. As a result, management expects that our research and development expenses will increase substantially over the next several years as we advance our product candidate and any future product candidates into larger and later-stage clinical trials, works to discover and develop additional product candidates, seeks to expand, maintain, protect and enforce our intellectual property portfolio, and hires additional research and development personnel.

The successful development of TOUR006 and any future product candidates is highly uncertain, and management does not believe it is possible at this time to accurately project the nature, timing and estimated costs of the efforts necessary to complete the development of, and obtain regulatory approval for, TOUR006 and any future product candidates. To the extent TOUR006 and any future product candidates continue to advance into larger and later-stage clinical trials, our expenses will increase substantially and may become more variable. The duration, costs and timing of development of TOUR006 and any future product candidates are subject to numerous uncertainties and will depend on a variety of factors, including:

•	per patient trial costs;

•	the number of trials required for approval;

•	the number of sites included in the trials;

•	the countries in which the trials are conducted;

•	the length of time required to activate clinical sites and recruit, screen, and enroll eligible patients;

•	the number of patients that participate in the trials;

•	the length of hospitalization of patients in clinical trials

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring requested by regulatory agencies;

•	the duration of patient participation in the trials and follow-up;

•	the cost and timing of manufacturing TOUR006 and any future product candidates;

•	the phase of development of TOUR006 and any future product candidates;

•	the efficacy and safety profile of TOUR006 and any future product candidates;

•	the timing and progress of nonclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	raising necessary additional funds;

•	the progress of the development efforts of parties with whom we may enter into collaboration arrangements;

•	our ability to maintain our current development program and to establish new ones;

•	our ability to establish new licensing or collaboration arrangements;

•	the successful initiation and completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the receipt and related terms of regulatory approvals from applicable regulatory authorities;

•	the availability of drug substance and drug product for use in production of TOUR006 and any future product candidates;

•	the development of commercial scale manufacturing and distribution processes for TOUR006 and any future product candidates;

•

establishing and maintaining agreements with third-party manufacturers for commercial manufacturing, if we pursue a third party manufacturing strategy outside of the United States, and if TOUR006 and any future product candidates are approved;

•	our ability to obtain and maintain patents, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	our ability to protect our rights in our intellectual property portfolio;

•	the commercialization of TOUR006 and any future product candidates, if and when approved;

•	obtaining and maintaining third-party insurance coverage and adequate reimbursement;

•	the acceptance of TOUR006 and any future product candidates, if approved, by patients, the medical community and third-party payors;

•	evolving standards of care in target indications;

•	competition with other marketed or development-stage products; and

•	a continued acceptable safety profile of our therapies following approval, if and when approved.

A change in the outcome of any of these variables with respect to the development of TOUR006 or any future product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for our product candidate or any future product candidates.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries, bonuses, related benefits, and stock-based compensation expense for personnel in executive, finance, and administrative functions; professional fees for legal, consulting, accounting, and audit services; and travel expenses, technology costs and other allocated expenses. General and administrative expenses also include corporate facility costs, including rent, utilities, depreciation, and maintenance. We recognize general and administrative expenses in the periods in which they are incurred.

We expect that our general and administrative expenses will increase in the future to support our continued research and development activities, pre-commercial preparation activities for our product candidate and any future product candidates and, if any product candidate receives marketing approval, commercialization activities. Going forward, we expect that we will incur additional expenses associated with being a public company, including expenses related to accounting, audit, legal, regulatory, public company reporting and compliance, director and officer insurance, investor and public relations, and other administrative and professional services.

Other Income, Net

Other income, net is primarily comprised of dividend income earned on investments in money market funds.

Income Tax

Since inception, we have not recorded any U.S. federal or state income tax benefits for the net losses hawse have incurred in each year, due to uncertainty of realizing a benefit from those items. We maintain a full valuation allowance on our federal and state deferred tax assets as our management has concluded that it is more likely than not that the deferred assets will not be utilized.

Results of Operations

Comparison of Nine Months Ended September 30, 2023 and 2022

The following table summarizes our results of operations for the periods presented:

	Nine months ended September 30,
	2023	2022	Change
		(in thousands)
Operating expenses:
Research and development	$24,353	$13,733	$10,620
General and administrative	6,166	1,048	5,118

Total operating expenses	30,519	14,781	15,738

Loss from operations	(30,519)	(14,781)	(15,738)
Other income, net	1,297	—	1,297

Net loss	$(29,222)	$(14,781)	$(14,441)

Research and Development Expense

Research and development expenses were $24.4 million for the nine months ended September 30, 2023, compared to $13.7 million for the nine months ended September 30, 2022. The increase of $10.6 million was primarily due to a $7.8 million increase in costs to manufacture products for use in clinical and preclinical studies, a $3.6 million increase in employee related expenses due to an increase in headcount, a $1.4 million increase in clinical and regulatory consulting services, and a $1.1 million increase in clinical trial costs as the TED 2b clinical trial commenced in the third quarter of 2023. The increase was partially offset by a decrease of $3.3 million in costs incurred related to the Pfizer License Agreement, as we recognized $8.8 million of expense related to the issuance of additional shares to Pfizer under the anti-dilution provision of the Pfizer License Agreement during the nine months ended September 30, 2023 and $12.1 million of expense related to the acquisition of IPR&D under the Pfizer License Agreement during the nine months ended September 30, 2022.

General and Administrative Expenses

General and administrative expenses were $6.2 million for the nine months ended September 30, 2023, compared to $1.0 million for the nine months ended September 30, 2022. The increase of $5.1 million was due to a $2.6 million increase in employee-related expenses due to an increase in headcount, a $0.3 million increase in legal fees related to commercial, employment and intellectual property matters, a $0.6 million increase in accounting, audit and tax fees, a $1.3 million increase in consulting fees, and a $0.3 million increase in other costs.

Other Income, Net

Other income, net for the nine months ended September 30, 2023 was $1.3 million. This consisted primarily of $1.3 million of dividends received from investments in money market funds.

Comparison of Year Ended December 31, 2022 and Period from September 17, 2021 (Inception) to December 31, 2021

The following table summarizes Tourmaline’s results of operations for the periods presented:

	Year Ended December 31,	Period from September 17, 2021 (Inception) to December 31,
	2022	2021	Change
		(in thousands)
Operating expenses:
Research and development	$17,526	$53	$17,473
General and administrative	2,175	173	2,002

Total operating expenses	19,701	226	19,475

Net loss	$(19,701)	$(226)	$(19,475)

Research and Development Expenses

Research and development expenses were $17.5 million for the year ended December 31, 2022, compared to $0.1 million for the period from September 17, 2021 (inception) to December 31, 2021. The increase of $17.4 million was primarily due to a $12.1 million increase in fees related to the acquisition of IPR&D under the Pfizer License Agreement, a $3.4 million increase in costs to manufacture products for use in clinical and preclinical studies, a $1.5 million increase in employee related expenses due to an increase in headcount and recruitment efforts, and a $0.4 million increase in clinical consulting fees.

General and Administrative Expenses

General and administrative expenses were $2.2 million for the year ended December 31, 2022, compared to $0.2 million for the period from September 17, 2021 (inception) to December 31, 2021. The increase of $2.0 million was primarily due to a $1.0 million increase in employee related expenses due to an increase in headcount, a $0.5 million increase in legal fees related to Tourmaline’s legal entity conversion, intellectual property, and other corporate matters, a $0.3 million increase in accounting, audit and tax fees, a $0.1 million increase in other consulting fees and a $0.1 million increase in other costs.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from our operations. We expect to continue to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our product candidate and any future product candidates. We expect that our research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and potentially manufacturing for our product candidate and any future product candidates to support commercialization and providing general and administrative support for our operations, including the cost associated with operating as a public company. As a result, we will need additional capital to fund our operations, which we may obtain from additional equity or debt financings, collaborations, licensing arrangements or other sources.

Since our inception, we have funded our operations primarily with outside capital, including proceeds from the sale of Series A convertible preferred stock and the Pre-Merger Financing Transaction, having raised aggregate gross proceeds of approximately $187.2 million as of the date hereof. However, we have incurred significant recurring losses, including net losses of $29.2 million, $19.7 million and $0.2 million for the nine months ended September 30, 2023, the year ended December 31, 2022 and the period from September 17, 2021 (inception) through December 31, 2021, respectively. In addition, we have an accumulated deficit of $49.1 million as of September 30, 2023.

As of September 30, 2023, we had $78.0 million in cash and cash equivalents. Based upon our current operating plan, we believe that our working capital will be sufficient to fund our operating expenses and capital expenditure requirements for the next twelve months from the date of our most recent financial statements and through 2026. We have based this estimate on assumptions that may prove to be incorrect, and we may use all of our available capital resources sooner than we expect.

Future Capital Requirements

Since inception, we have not generated any revenue from product sales. Management does not expect to generate any meaningful product revenue unless and until we obtain regulatory approval of and commercializes our product candidate and any future product candidates, and management does not know when, or if, that will occur. Until we can generate significant revenue from product sales, if ever, we will continue to require substantial additional capital to develop our product candidate and any future product candidates and fund operations for the foreseeable future. Management expects our expenses to increase in connection with our ongoing activities as described in greater detail below. We are subject to all the risks incident in the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may harm our business.

In order to complete the development of TOUR006 and any future product candidates and to build the sales, marketing and distribution infrastructure that management believes will be necessary to commercialize product candidates, if approved, we will require substantial additional capital. Accordingly, until such time that we can generate a sufficient amount of revenue from product sales or other sources, if ever, management expects to seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. To the extent that we raise additional capital through equity financings or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, including restricting our operations and limiting our ability to incur liens, issue additional debt, pay dividends, repurchase our own common stock, make certain investments or engage in merger, consolidation, licensing, or asset sale transactions. If we raise capital through collaborations, partnerships, and other similar arrangements with third parties, we may be required to grant rights to develop and market product candidates that we would otherwise prefer to develop and market themselves. We may be unable to raise additional capital from these sources on favorable terms, or at all. Our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from recent bank failures, other general macroeconomic conditions (including the ongoing impacts of COVID-19) and otherwise. The failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on our business, results of operations or financial condition, including requiring us to delay, reduce or curtail our research, product development or future commercialization efforts. We may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose. Management cannot provide assurance that we will ever generate positive cash flow from operating activities.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount and timing of our capital requirements. Our future funding requirements will depend on many factors, including:

•	the scope, timing, progress, results, and costs of researching and developing TOUR006, and conducting larger and later-stage clinical trials;

•	the scope, timing, progress, results, and costs of researching and developing other product candidates that we may pursue;

•	the costs, timing, and outcome of regulatory review of TOUR006 and any future product candidates;

•

the costs of future activities, including product sales, medical affairs, marketing, manufacturing, and distribution, for TOUR006 and any future product candidates for which we receive marketing approval;

•	the costs of manufacturing commercial-grade products and sufficient inventory to support commercial launch;

•	the revenue, if any, received from commercial sale of our products, should any of our product candidate and any future product candidates receive marketing approval;

•	the cost and timing of attracting, hiring, and retaining skilled personnel to support our operations and continued growth;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•

our ability to establish, maintain, and derive value from collaborations, partnerships or other marketing, distribution, licensing, or other strategic arrangements with third parties on favorable terms, if at all;

•	the extent to which the profile of marketed or development stage competing products affects the clinical and commercial potential of our products;

•	the extent to which we acquire or in-licenses other product candidates and technologies, if any; and

•	the costs associated with operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of TOUR006 and any of our future product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, our operating plans may change in the future, and we may need additional capital to meet the capital requirements associated with such operating plans.

As described above, if we progress TOUR006 through clinical development and, if approved, commercialize it, we may be required to pay Pfizer up to $128.0 million upon the achievement of specific development and regulatory milestones and up to $525.0 million upon the first achievement of specific sales milestones. We are also obligated to pay Pfizer a marginal royalty rate in the low double digits (less than 15%), subject to specified royalty reductions and pay Lonza a royalty in the low-single digits on the Net Sales (as defined in the Lonza License Agreement) of Product. In addition, we may owe Lonza a low six figure annual fee following the occurrence of a specified event depending on which entity manufactures the drug substance, all as specified in the Lonza License Agreement.

Cash Flows

Comparison of Nine Months Ended September 30, 2023 and 2022

The following table summarizes our sources and uses of cash for each of the periods presented:

	Nine months ended September 30,
	2023	2022	Change
		(in thousands)
Net cash used in operating activities	$(18,728)	$(1,961)	$(16,767)
Net cash used in investing activities	(54)	(5,013)	4,959
Net cash provided by financing activities	88,578	19,850	68,728

Net increase in cash, cash equivalents and restricted cash	$69,796	$12,876	$56,920

Cash Flows from Operating Activities

For the nine months ended September 30, 2023, net cash used in operating activities was $18.7 million. This consisted primarily of a net loss of $29.2 million, offset by non-cash expenses of $10.5 million. Non-cash operating expenses consisted primarily of $8.8 million of research and development expense arising from the issuance of Series A convertible preferred stock pursuant to the Pfizer License Agreement’s anti-dilution provision and stock-based compensation expense of $1.5 million.

For the nine months ended September 30, 2022, net cash used in operating activities was $2.0 million. This consisted primarily of a net loss of $14.8 million, offset by $12.1 million of non-cash expense recognized for IPR&D acquired under the Pfizer License Agreement and a decrease in operating assets and liabilities of $0.7 million. The decrease in net operating assets and liabilities was primarily attributable to an increase in accounts payable and accrued expenses of $0.8 million, offset by an increase in prepaid expenses of $0.1 million.

Cash Flows from Investing Activities

For the nine months ended September 30, 2023, net cash used in investing activities consisted of immaterial purchases of property and equipment.

For the nine months ended September 30, 2022, net cash used in investing activities consisted of $5.0 million related to the acquisition of IPR&D under the Pfizer License Agreement.

Cash Flows from Financing Activities

For the nine months ended September 30, 2023, net cash provided by financing activities was $88.6 million. This consisted of $91.8 million in net proceeds from the issuance of Series A convertible preferred stock and $0.1 million received from stock option exercises, partially offset by $3.4 million in payments of deferred offering costs.

For the nine months ended September 30, 2022, net cash provided by financing activities was $19.9 million. This consisted of $20.0 million in net proceeds from the issuance of Series A convertible preferred stock and $0.3 million from the issuance of a related party note payable, partially offset by the repayment of related party notes payable of $0.4 million.

Comparison of Year Ended December 31, 2022 and Period from September 17, 2021 (Inception) to December 31, 2021

The following table summarizes Tourmaline’s sources and uses of cash for each of the periods presented:

	Year Ended December 31,	Period from September 17, 2021 (Inception) to December 31,
	2022	2021	Change
		(in thousands)
Net cash used in operating activities	$(6,458)	$—	$(6,458)
Net cash used in investing activities	(5,068)	—	(5,068)
Net cash provided by financing activities	19,850	150	19,700

Net increase in cash and restricted cash	$8,324	$150	$8,174

Cash Flows from Operating Activities

For the year ended December 31, 2022, net cash used in operating activities was $6.5 million. This consisted primarily of a net loss of $19.7 million, partially offset by a decrease in net operating assets and liabilities of $0.9 million and net non-cash operating expenses of $12.3 million. The decrease in net operating assets and liabilities was primarily attributable to increases in accounts payable and accrued expenses of $1.0 million, offset by an increase in prepaid expenses of $0.1 million. The non-cash operating expenses consisted mainly of the write-off of the acquisition of IPR&D with no alternative future use in connection with the Pfizer License Agreement of $12.1 million and stock-based compensation expense of $0.2 million.

For the period from September 17, 2021 (Inception) to December 31, 2021, there were no cash flows used in or provided by operating activities.

Cash Flows from Investing Activities

For the year ended December 31, 2022, net cash used in investing activities was $5.1 million. This consisted primarily of $5.0 million for the acquisition of in-process research and development and $0.1 million for purchases of property and equipment.

For the period from September 17, 2021 (Inception) to December 31, 2021, there were no cash flows used in or provided by investing activities.

Cash Flows from Financing Activities

For the year ended December 31, 2022, net cash provided by financing activities was $19.9 million. This consisted primarily of $20.0 million in proceeds from the issuance of Series A convertible preferred stock and $0.3 million from the issuance of a related party note payable, partially offset by the repayment of related party notes payable of $0.4 million.

For the period from September 17, 2021 (Inception) to December 31, 2021, net cash provided by financing activities consisted of $0.2 million from the issuance of a related party note payable.

Contractual Obligations and Commitments

Research and Development and Manufacturing Agreements

We enter into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with CDMOs and development and clinical trial services with CROs. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement. These obligations and commitments are not separately presented.

Pfizer License Agreement

In May 2022, we entered into the Pfizer License Agreement and acquired a license for a compound. We have not included milestone or royalty payments or other contractual payment obligations under the Pfizer License Agreement as the timing and amount of such obligations are unknown or uncertain and are contingent upon the initiation and successful completion of future activities. See “—Recent Developments—Pfizer License Agreement” included above for further details on the Pfizer License Agreement.

Critical Accounting Policies and Critical Accounting Estimates

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles. The preparation of the financial statements and related disclosures requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management evaluates estimates and assumptions on a periodic basis. Our actual results may differ from these estimates.

While our significant accounting policies are described in more detail in the audited financial statements and related notes thereto of Legacy Tourmaline as of and for the year ended December 31, 2022, included in the proxy statement/prospectus filed with the SEC on September 15, 2023, management believes that the following accounting policies are critical to understanding our historical and future performance, as the policies relate to the more significant areas involving management’s judgments and estimates used in the preparation of the financial statements.

Research and Development Expenses

Research and development expenses include all direct and indirect operating expenses supporting the products and processes in development, including payroll and benefits, which includes stock-based compensation, for research and development employees, consulting expenses, licensing fees, manufacturing costs, clinical research costs, and data and study acquisition costs.

Substantial portions of our clinical trials are performed by third-party laboratories, medical centers, CROs and other vendors. These vendors generally bill monthly for services performed, or bill based upon milestone achievement. For clinical trials, we accrue expenses based upon the estimated percentage of work completed and the remaining contract milestones. At times, we are obligated to make upfront payments upon execution of research and development agreements. Upfront payments, including nonrefundable amounts, for goods or services that will be used or rendered for future research and development activities are capitalized as prepaid expenses until such goods are delivered or the related services are performed. We estimate the period over which such services will be performed based on the terms of the agreements as well as the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, management adjusts the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, management’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Costs incurred in obtaining licenses through asset acquisitions are charged to research and development expense if the licensed product is in the process of being researched and developed and the licensed product has no alternative future use.

Contingent Milestone Payments

As described above, we will be responsible for significant future contingent payments to Pfizer under the Pfizer License Agreement upon the achievement of certain development, regulatory and sales milestones. The size and timing of these milestone payments will vary greatly depending on numerous factors outlined above.

The transaction provided for under the Pfizer License Agreement was accounted for as an asset acquisition. Contingent consideration in an asset acquisition is generally recognized when it is probable that a liability has been incurred, and the amount can be reasonably estimated. None of the milestone payments are probable and no liability has been incurred as of the date hereof.

Stock-Based Compensation Expense

We record stock-based compensation issued to employees, advisors and non-employee directors based on our estimate of the fair value of stock-based awards at the grant date. We estimate the fair value of our stock-based awards using the Black-Scholes option-pricing model which requires inputs, including (a) the quoted market price of our common stock, (b) the expected stock price volatility, (c) the calculation of expected term of the award, (d) the risk-free interest rate and (e) expected dividends. The grant date fair value of the award is then recognized over the requisite service period, which is the vesting period of the award and is generally four years. Forfeitures are recognized as they are incurred.

Due to the lack of significant trading history of our common stock on the public market and a lack of company-specific historical and implied volatility data, management based its estimate of expected volatility on the historical volatility of a representative group of companies with similar characteristics to ours, including industry and therapeutic focus, stage of development, size, and market capitalization. Management believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of us.

The expected term is calculated as the midpoint between the vesting term and original contractual term. The risk-free interest rate is based on observed interest rates appropriate for the term of the stock-based awards. The dividend yield assumption is based on history and expectation of paying no dividends.

Recently Issued and Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and subsequently has issued additional guidance (collectively, “ASC 842”), which requires companies to generally recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective approach, with no restatement of prior periods. The Company’s adoption of ASU No. 2016-02 is described in detail in the audited financial statements and related notes thereto of Legacy Tourmaline as of and for the year ended December 31, 2022, included in the proxy statement/prospectus filed with the SEC on September 15, 2023.